Exhibit 99.28(q)(i)

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Trustees of Forethought Variable Insurance Trust (the “Trust”) do hereby severally constitute and appoint Eric D. Todd, Sarah M. Patterson and Trent Statczar, or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with the Trust’s Registration Statement on Form N-1A (File Nos. 333-189870 and 811-22865), Pre-Effective Amendments, Post-Effective Amendments and any and all amendments or supplements thereto and any other of the Trust’s filings with the Securities Exchange Commission, including proxy statements, with full power and authority to execute said Registration Statement, Post-Effective Amendment or filing for and on behalf of the undersigned, in our names and in the capacity indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. The undersigned hereby give to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in-fact would have if personally acting. The undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

WITNESS the due execution hereof on the date and in the capacity set forth below.

Signature	Title	Date

/s/ Joseph Breslin	Trustee	November 2, 2023
Joseph Breslin

/s/ Mark Garbin	Trustee	November 2, 2023
Mark Garbin

/s/ Mitchell E. Appel	Trustee	November 2, 2023
Mitchell E. Appel

/s/ Robert M. Arena, Jr.	Trustee	November 2, 2023
Robert M. Arena, Jr.

/s/ Barrie Ribet	Trustee	November 2, 2023
Barrie Ribet